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                 SECURITIES AND EXCHANGE COMMISSION
                       450 Fifth Street, N.W.
                     Washington, D. C.   20549
                 ----------------------------------

                             FORM 10-SB
            General Form for Registration of Securities

                Pursuant to Section 12(b) or (g) of
                The Securities Exchange Act of 1934


                   GEM INTERNATIONAL (USA), INC.
       (Exact name of registrant as specific in its charter)

Nevada                             87-0628796
(State of Incorporation)           (I.R.S. Employer
                                   Identification No.)

                      810 Peace Portal Drive
                             Suite 204
                    Blaine, Washington   98231
       (Address of executive offices, including postal code)


Registrant's telephone number:     (360) 332-8427

Copies to:                         Conrad C. Lysiak, Esq.
                                   601 West First Avenue
                                   Suite 503
                                   Spokane, Washington   99201

Securities to be registered pursuant to Section 12(b) of the Act:

                                NONE
 -----------------------------------------------------------------
                          (Title of Class)

Securities to be registered pursuant to Section 12(g) of the Act:

                            COMMON STOCK
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                          (Title of Class)

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ITEM 1.   DESCRIPTION OF BUSINESS.

History

     Gem International (USA), Inc. (the "Company") was incorporated under the laws of the State of Nevada on December 21, 1998. Since inception, the Company has been engaged in business as a Web-based retailer focused on the distribution of jewelry and gemstones. The Company sells stone-set, pearl and gold jewelry through the benefits of Internet retailing, thereby delivering consumers an opportunity to buy quality jewelry at low prices on the Internet. The Company's online store offers a selection stone-set, pearl and gold jewelry. The Company's online store offers detailed product information, helpful shopping services and merchandising through an easy-to-use Web pages. In addition, the Company offers consumers the convenience and flexibility of shopping twenty-four hours a day, seven days a week.

     The Company's online store is integrated with top selling products from major manufacturing companies in Canada, the United States and Australia at low prices for quality merchandise in each category. The Internet provides retailers with the opportunity to serve the retail jewelry market as consumers accept the Internet as an alternative shopping channel. The Company's management believes that traditional store based retailers face numerous challenges in providing a satisfying shopping experience for consumers of jewelry. These challenges include limited product selection, location and levels of consumer services. As a result the Company believes that many consumers will find the jewelry shopping experience more convenient over the Internet and lower prices because of the lower overhead that can be offered by buying online. Most of the products offered at tje Company's online store range in price from $50 to $500 with certain items retailing as high as $10,000.

      Other than investigating potential technologies and recruiting personnel in support of the Company's business purpose, the Company has had no material business operations since its inception in 1998. At present the Company has yet to acquire or develop the necessary technology assets in support of its business purpose to become a Web-based retailer focused on the distribution of jewelry and gemstones.

     The Internet is a world-wide medium of interconnected electronic and/or computer networks. Individuals and companies have recently recognized that the communication capabilities of the Internet provide a medium for not only the promotion and communication of ideas and concepts, but also for the presentation and sale of information, goods and services.








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SHOPPING AT THE COMPANY'S ONLINE STORE

     The Company's online store can be located at www.buyritejewels.com

Convenient Shopping Experience.

     The Company's online store provides customers with an easy-to-use Web site. The website is available 24 hours a day, seven days a week and may be reached from the shopper's home or office. The Company's online store enables it to deliver a broad selection of products to customers in rural or other locations that do not have convenient access to physical stores. The Company also makes the shopping experience convenient by categorizing our products into easy-to-shop departments. These include earrings, bracelets and necklaces, pearls, gold and other jewelry.

Customer Service.

     The Company provides a customer service department via email where consumers can resolve order and product questions. Furthermore, the Company insures consumer satisfaction by offering a money back guaranty.

Online Retail Store

    The Company designed its online retail store to be the primary place for consumers to purchase jewelry. The Company believes its Online Retail Store is an easy-to-use online store.

Shopping at the Online Store

    The Company believes that the sale of jewelry products over the Web can offer attractive benefits to consumers. These include enhanced selection, convenience, quality, ease-of-use, depth of content and information, and competitive pricing. Key features of the Company's Online Store include:

Browsing

     The Company's Online Store offers consumers with a several subject areas and special features arranged in a simple, easy-to-use format intended to enhance product selection. By clicking on a category names, the consumer moves directly to the home page of the desired category and can view promotions and featured products.

Selecting a Product and Checking Out.

     To purchase products, consumers simply click on the "add to cart" button to add products to their virtual shopping cart. Consumers can add and subtract products from their shopping cart as they browse around the Company's Online Store, prior to making a final purchase decision, just as in a physical store. To execute orders, consumers click on the "checkout" button and, depending upon whether the consumer has previously shopped at the Company's Online Store are prompted to
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supply shipping details online. The Company also offers consumers a variety of gift wrapping and shipping options during the checkout process. Prior to finalizing an order by clicking the "submit" button, Consumers are shown their total charges along with the various options chosen at which point consumers still have the ability to change their order or cancel it entirely.

Paying.

     To pay for orders, a consumer must use a credit card, which is authorized during the checkout process, but which is charged when the customer's items are shipped from the Company's distribution facility. The Company's Online Store uses a security technology that works with the most common Internet browsers and makes it virtually impossible for unauthorized parties to read information sent by its consumers. We also offer our customers a money-back return policy.

     At this time the Company is still at the business investigation and planning stage and has yet to acquire, license or develop the necessary software and hardware technology to offer the products and services that it proposes to offer. The Company's proposed plan of operations has not been completed as of the date hereof and there are no assurances that the plan will ever be implemented. The Company is currently implementing a plan of operations in order to achieve this goal and is currently seeking qualified parties with the intent of securing a contract to access the necessary technology. However, at this time, there can be no assurances that the Company will be successful in negotiating such a contract. Without securing the necessary technology the Company will not be in a position to offer the services it is proposing.

    The Company believes that the sale of jewelry and gemstone products over the Web can offer attractive benefits to consumers. These include enhanced selection, convenience, ease-of-use, and competitive pricing.

     The success of the Company may be affected by fluctuations of the price of the mining of the gemstones and raw materials for the manufacturing of the jewelry products, and government agencies. Such factors are beyond the control of the Company and may render commercial distribution of mining of the gemstone and raw materials impossible. It is possible that no matter what the outcome is of any distribution, evaluation, acquisition, or development programs of the Company, factors beyond the control of the Company may operate to render commercial distribution of jewelry and precious stones impossible.

Source of Jewelry

     The Company currently buys its jewelry from Queensland Opal, NL in Queensland, New South Wales, Australia on consignment. Queensland Opal is owned and controlled by Michael A. Cox, the Company's President.





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Competition

     The electronic commerce market is new, rapidly evolving and intensely competitive. The market for information resources is more mature but also intensely competitive. The Company expects competition to continue to intensify in the future. Competitors include companies with substantial customer bases in the computer and other technical fields. There can be no assurance that the Company can maintain a competitive position against current or future competitors, particularly those with greater financial, marketing, service, support, technical and other resources. The failure to maintain a competitive position within the market could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and competitive pressures faced by the Company may have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors - Competition."

     Competition in the distribution, wholesaling, merchandising, evaluation, acquisition, and development of gemstone and jewelry product business is intense. Numerous persons and entities are engaged in distribution, wholesaling, merchandising, development, evaluation, or acquisition, including companies or individuals possessing financial resources in excess of that available to the Company. Fluctuations in gold, silver, gemstone, labor prices and regulations set by various governmental agencies increase the risk to the Company. In the event the Company marketing/sales program prove to be economically or commercially unfeasible, the Company may seek out other distribution, wholesaling businesses. There can be no assurance, because of competitive conditions, the sufficient manufactures, gemstones, raw materials, equipment services and suppliers, will be available to the Company when needed or on term which would permit a profitable operation by the Company.

Marketing

    Through newspaper, radio, magazine, brochure and email, advertising the Company will target purchasers of jewelry and gemstone products. The Company may utilize inbound links that connect directly to the Company's website from other sites. Potential customers can simply click on these links to become connected to the Company's website from search engines and community and affinity sites.

Insurance

     The Company maintains insurance in such amounts and covering such losses, contingencies and occurrences as the Company deems adequate to protect it and its property. The principal type of insurance includes a comprehensive liability policy covering legal liability for bodily injury or death of persons, and for damage to property owned by, or under the control of the Company, as well as damage to the property of others.


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Employees; Identification of Certain Significant Employees.

     The Company is a development stage company and currently has no employees, exclusive of its of its Officers and Directors. See "Management." The Company intends to additional hire employees on an as needed basis. The Company is presently dependent upon the services of two of its principal officers, namely David Rambaran and Michael Cox. In the event either such individuals should leave the Company, there is no assurance that the Company can obtain the services of a suitable replacement.

Offices

     The offices of the Company, are located at 810 Peace Portal Drive, Suite 203, Blaine, Washington, and its telephone number is (360) 332-8427.

Government Regulation

    The Company is not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to electronic commerce. However, the Internet is increasingly popular. As a result, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. The Company will not provide personal information regarding our users to third parties. However, the adoption of such consumer protection laws could create uncertainty in Web usage and reduce the demand for our products and services.

     The Company is not certain how its business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market place. Such uncertainty could reduce demand for services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.




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    In addition, because the Company's products are available over the
Internet in multiple states and foreign countries, other jurisdictions may claim that the Company is required to qualify to do business in each such state or foreign country. The Company is qualified to do business only in Nevada. The Company's failure to qualify in a jurisdiction where it is required to do so could subject it to taxes and penalties. It could also hamper the Company's ability to enforce contracts in such jurisdictions. The application of laws or regulations from jurisdictions whose laws do not currently apply to the Company's business could have a material adverse effect on its business, results of operations and financial condition.

Year 2000

     The Year 2000 issue is the result of computer programs written using two digits rather than four to define the applicable year. As a result, date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including among others, temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     The Company has examined all of the technology (information and non-information) that it uses to operate its business and found it to be Year 2000 compliant. Further, the Company has contacted its current hardware and software suppliers and has been advised that all hardware and software supplied to it is Year 2000 compliant. As the Company acquires new hardware and software suppliers, the Company intends to determine the extent to which the Company's systems may be vulnerable should those third parties fail to address and correct their own Year 2000 issues and take measures to reduce the Company's exposure, such as, finding alternative suppliers or requiring the suppliers to correct Year 2000 compliance issues prior to the Company acquiring the product.

RISK FACTORS

     1. Company with Limited History of Earnings. The Company has a limited operating history and is subject to all of the risks inherent in a developing business enterprise including lack of cash flow and service acceptance.

     2. Development and Market Acceptance of Services. The Company's success and growth will depend upon the Company's ability to market its services. The Company's success will depend in part upon the market's acceptance of, and the Company's ability to deliver and support its services.

     3. Dependence on Technology Supplier. While the Company currently relies upon NetNation Communications Inc as the Company's outside technology supplier, the Company believes that there are numerous outside technology suppliers that perform the same services as NetNation Communications Inc. Accordingly, the Company believes that if NetNation Communications Inc could not or would not furnish future services to the Company, the Company could obtain such services from other sources without interruption of its operations.

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     4.  Liquidity; Need for Additional Financing.  The Company
believes that it does not have the cash it needs for at least the next twelve months based upon its internally prepared budget. Further, the Company's cash requirements are not easily predictable and there is a possibility that its budget estimates will prove to be inaccurate. If the Company is unable to generate a positive cash flow, it will be required to curtail operations substantially and seek additional capital. There is no assurance that the Company will be able to obtain additional capital if required, or if capital is available, to obtain it on terms favorable to the Company. The Company may suffer from a lack of liquidity in the future which could impair its short-term marketing and sales efforts and adversely affect its results of operations.

     5. Competition. Most of the Company's competitors have substantially greater financial, technical and marketing resources than the Company. The wholesale distribution of jewelry is intensely competitive. The Company expects competition to continue to intensify in the future. The Company currently or potentially competes with variety of companies.

     6. Reliance Upon Directors and Officers. The Company is wholly dependent, at the present, upon the personal efforts and abilities of its officers and directors, Michael A. Cox, President and a member of the Board of Directors, and David D. Rambaran, Secretary and a member of the Board of Director, who exercise control over the day to day affairs of the Company.

     7. Issuance of Additional Shares. 195,810,000 shares of Common Stock or 97.90% of the 200,000,000 authorized shares of Common Stock of the Company are unissued. The Board of Directors has the power to issue such shares, subject to shareholder approval, in some instances. Although the Company presently has no commitments, contracts or intentions to issue any additional shares to other persons, other than as described in this registration statement, the Company may in the future attempt to issue shares to acquire products, equipment or properties, or for other corporate purposes. Any additional issuance by the Company, from its authorized but unissued shares, would have the effect of diluting the interest of existing shareholders.

     8. Indemnification of Officers and Directors for Securities Liabilities. The laws of the State of Nevada provide that the Company could indemnify any Director, Officer, agent and/or employee as to those liabilities and on those terms and conditions as are specified in the Corporation Act of the State of Nevada. Further, the Company may purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against. The foregoing could result in substantial expenditures by the Company and prevent any recovery from such Officers, Directors, agents and employees for losses incurred by the Company as a result of their actions. Further, the Company has been advised that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

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     9.  Cumulative Voting, Preemptive Rights and Control.  There are
no preemptive rights in connection with the Company's Common Stock. Shareholders may be further diluted in their percentage ownership of the Company in the event additional shares are issued by the Company in the future. Cumulative voting in the election of Directors is not provided for. Accordingly, the holders of a majority of the shares of Common Stock, present in person or by proxy, will be able to elect all of the Company's Board of Directors.

     10. No Dividends Anticipated. At the present time the Company does not anticipate paying dividends, cash or otherwise, on its Common Stock in the foreseeable future. Future dividends will depend on earnings, if any, of the Company, its financial requirements and other factors.

     11. Electronic Commerce Security Risks. A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. The Company intends to rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary for secure transmission of confidential information, such as credit card information. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the algorithms used by us to protect customer transaction data. If any such compromise of our security were to occur, it could seriously harm our reputation, business, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in customers' operations. The Company may be required to obtain and expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of the Internet and other online transactions and the privacy of users may also inhibit the growth of the Internet and other online services generally, and the Web in particular, especially as a means of conducting commercial transactions. To the extent that activities of the Company or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. The Company's security measures may not prevent security breaches and failure to prevent such security breaches may seriously harm our business, financial condition and results of operations.

     12. User privacy; Pricing; Content; Copyrights; Distribution, and Characteristics and Quality of Products and Services. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the expansion of the Internet. A decline in the growth of the Internet could decrease demand for our products and services and increase our cost of doing business, or otherwise seriously harm our business, financial condition and results of operations. Moreover, the

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applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales tax, libel and personal privacy is uncertain and may take years to resolve. If the Company develops its products and services for use on the Internet in multiple states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. The failure by the Company to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify. It is possible that the governments of other states and foreign countries also might attempt to regulate the content of our online store or prosecute us for violations of their laws. Violations of local laws may be alleged or charged by state or foreign governments. Further, we might unintentionally violate such laws and such laws may be modified and new laws may be enacted in the future.
In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. The growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet use have begun to experience interruptions in phone service. As a result, local exchange carriers have petitioned the FCC to regulate Internet Service Providers ("ISPs") in a manner similar to long distance telephone carriers and to impose access fees on the ISPs If any effort to increase regulation of ISPs is successful, the expense of communicating on the Internet could increase substantially, potentially slowing the growth in the use of the Internet. Any such new legislation or regulation or application or interpretation of existing laws could seriously harm our business, financial condition and results of operations.

     13. Risks Associated With Branding. The Company believes that establishing, maintaining and enhancing the GEM INTERNATIONAL brand is critical to attracting customers. To do so, the Company expects to expand marketing initiatives and build a brand by providing a high-quality experience supported by a high level of customer service. To promote and maintain the GEM INTERNATIONAL brand, the Company expects to increase substantially financial expenditures, including marketing initiatives. If it fails to promote and maintain our brand, or if it incurs excessive expenses in an attempt to do so, the Company's business, operating results and financial condition would be. seriously harmed.

     14. Dependence On Continued Growth Of Electronic Commerce. The Company intends to expand and provide its products and services through the Internet. Future operations could be substantially depend upon the acceptance and use of the Internet and other online services as an effective medium of commerce by target customers. Rapid growth in the use of and interest in the Internet, the Web and online services is a recent phenomenon. As a result, acceptance and use of the Internet may not continue to develop at historical rates and a sufficiently broad base of consumers may not adopt, and continue to use, the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced services and products over the

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Internet are subject to a high level of uncertainty and there exist few proven services and products. In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet continues to experience significant expansion in the number of users, frequency of use or bandwidth requirements, the infrastructure for the Internet may be unable to support the demands placed upon it. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally and the Company in particular.

     15. Rapid Technological Change. To remain competitive, the Company must continue to enhance and improve the responsiveness, functionality and features of its operations. The Internet and the electronic commerce industry are characterized by: Rapid technological change; changes in user and customer requirements and preferences; frequent new product and service introductions embodying new technologies; and the emergence of new industry standards and practices. The evolving nature of the Internet could render our existing online store and proprietary technology and systems obsolete. The Company's success will depend, in part on its ability to: enhance its existing services; develop new services and products that address the increasingly sophisticated and varied needs of the customer; and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of a Web site and other proprietary technology entails significant technical and business risks. The Company may not successfully use new technologies effectively or adapt an online sites, proprietary technology and transaction-processing system to customer requirements or emerging industry standards. If the Company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner, in response to changing market conditions or customer requirements, our business, financial condition and results of operations could be seriously harmed.


ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

     The following discussion of the Company's historical result of operations should be read in conjunction with the "Selected Financial Data" and the Company's Financial Statements and the related notes thereto, included elsewhere in this Memorandum The discussion is based on audited financial statements prepared by management

FORWARD-LOOKING INFORMATION

     The statements included in this Offering Memorandum regarding future financial performance and results and the other statements that are not historical facts are forward-looking statements. The words "expect, " "project," "estimate, " "predict," "anticipate," "believes," "intends" and similar expressions are intended to identify forward-looking statements. Such statements are based upon current expectations of the Company and involve a number of risks and uncertainties and should not be considered as guarantees of future performance. Readers are cautioned not to place undue reliance on these forward looking statements.

Results of Operations

     The Company has had limited operations to date and its activities have consisted primarily of raising equity capital . Accordingly, the Company is considered to be a development stage enterprise as defined in SFA57. Current Operations are to be funded by long term debt and sales of common stock.

     The Company is primarily engaged in operating as a wholesale distributor of jewel and gemstones. The Company intends to utilize an Internet "website" for electronic commerce.

     The Company has no revenue and anticipates no revenue from operations, pending development of infrastructure and Website. Revenues would be generated primarily from wholesale operations.

     Since inception, the Company has incurred no profits and expects to incur net operating losses for the foreseeable future. There can be no assurance that the Company will achieve profitability or that if profitability is achieved, it will be sustained. The Company believes that its success will depend in large part on its ability to expand its operations into electronic commerce, encourage customer loyalty, capitalize on the market for jewelry and precious stones. Accordingly, the Company intends to invest heavily in marketing and promotion, its direct sales and systems and infrastructure development. There can be no assurance that such expenditures will result in increased revenues or customer growth.

Liquidity and Capital Resources

     The Company had no working capital at June 15, 2000. The Company's ability to conduct operations depends upon Management's success in obtaining additional sources of financing primarily through the this and additional offerings, bank loans, joint ventures, or other arrangements.

Effects of Inflation

     Inflation has not had a significant impact on the Company's operations to date.

Year 2000

     The Company is currently evaluating the potential impact of the year 2000 on the electronic data processing and other information systems relevant to the Company's business and is developing a plan to resolve this issue. The year 2000 issue is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using '00' the year 1900 rather than the year 2000, which could result in miscalculations or system failures. This issue creates risk for the Company from unforeseen problems in its own computer systems and from third parties with whom the Company deals on various transactions. Based on preliminary information, costs of addressing potential problems are not currently expected to have a material adverse impact on the Company's results of operations, financial position or cash flows.

Web-site

     Revenues generated from the web-site for the six months ended March 31, 2000 and March 31, 1999 totalled $-0-. This was because the web-site had yet to generate revenues.

     Operating expenses relating to the web-site was approximately $3500 for the six months ending March 31, 2000 as compared with $0 for the six months ending March 31, 1999. This was as a result of the development of the web-site.


ITEM 3.   DESCRIPTION OF PROPERTIES.

     The Company does not own any real or personal property. The
Company's only asset is cash.

     The Company's headquarters are located 810 Peace Portal Drive, Suite 203, Blaine, Washington 98231 and its telephone number is (360) 332-8427. The Company leases the foregoing premises from Horseshoe Antique on a month to month basis. The monthly rental is $200.00


ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
          MANAGEMENT.

     The following table sets forth the Common Stock ownership of each person known by the Company to be the beneficial owner of five percent or more of the Company's Common Stock, each director individually and all officers and directors of the Company as a group. Each person has sole voting and investment power with respect to the shares of Common Stock shown, unless otherwise noted, and all ownership is of record and beneficial.

Name and            Number of                          Percent
address of owner    Shares         Position            of Class

Michael A. Cox        500,000[1]   President and       11.93%
80 Edinburgh Road                  Director
Castlecrag NSW 2068
Australia

David Rambaran      2,500,000      Secretary and       59.66%
1720 Hampton Drive                 Director
Coquitlam, B.C.
Canada V3E 3C9

All officers and    3,000,000                          71.59%
directors as a
group (2 persons)

Clariden Bank       1,000,000                          23.86%
12 East 49th Street
New York, New York 10017

[1] Shares are held in the name of Queensland Opals NL, a corporation owned and controlled by Michael A. Cox, the Company's President. Queensland Opals NL is an Australian corporation in which Mr. Cox is the President and a member of the Board of Directors.


ITEM 5.   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

     The officers and directors of the Company are as follows:

Name                Age       Position

Michael A. Cox      38        President and a member of the Board of
                              Directors

David Rambaran      38        Secretary and a member of the Board of
                              Director

     Each director serves for a term of one year and the directors are elected at the annual meeting of shareholders. The Company's officers are appointed by the Board of Directors and hold office at the discretion of the Board.

Michael A. Cox - President and member of the Board of Directors.

     Since inception, Mr. Cox has been the President and a member of the Board of Directors. From September 1988 to December 1995, he was an Investment Analyst with ABS White & Co., Ltd., Sydney, Australia, and for a short period of time a mining analyst with James Capel Ltd., of Sydney Australia. He has served or currently serves as a director and secretary for Australian Environmental Resources NL, Mildura, Australia, Opal Mining & Exploration NL, Sydney, Australia, and Queensland Opals NL, Milton, Australia, and Corundum Pty Ltd., and is the sole director of Chaoxs Pty Ltd. He graduated from Sydney Technical College in 1987, with a certificate of accounting. He received a Diploma of Gemology from the Gemological Association of Australia in 1984 and a Graduate Diploma of Diamond Technology in 1998. The Company currently has a verbal agreement for distribution of Queensland Opals NL's products.

David Rambaran - Secretary and a member of the Board of Directors

     Since inception, Mr. Rambaran has been the secretary and a member of the Board of Directors of the Company. He has fifteen years experience in all aspects of the jewelry industry, including marketing, research, analysis, manufacturing and product development, advertising, public relations, seeking new business opportunities, financial management, merchandising, and the facilitating of staff services. Mr. Rambaran is a native of London, England and studied Business Administration at the University of London for three years before immigrating to Canada in 1982. From March 1980 to September 1982, he was employed in the military department for the Kuwait Embassy in London, England. From July 1996 to September 1997, Mr. Rambaran served as president of Canadian Northern Lites. He is a member of the Canadian Jewelers Association and the AGTA Jewelers Association. Mr. Rambaran also is the President, Secretary, and founder of J.C.C. International, Inc.


ITEM 6.   EXECUTIVE COMPENSATION.

Summary Compensation.

     The following table sets forth the compensation paid by the Company from January 1, 1997 through December 31, 1999, for each officer and director of the Company. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

                     SUMMARY COMPENSATION TABLE

                                          Long-Term Compensation
               Annual Compensation           Awards              Payouts
                                         Securities
Names                            Other   Under    Restricted             Other
Executive                        Annual  Options/ Shares or              Annual
Officer and                      Compen- SARs[1]  Restricted   LTIP[2]   Compen-
Principal    Year   Salary Bonus sation  Granted  Share        Payouts   sation
Position     Ended  (US$)  (US$) (US$)   (#)      Units (US$)  (US$)     (US$)

Michael A.   1999   0      0     0       0        0            0         0
Cox          1998   0      0     0       0        0            0         0
 President   1997   0      0     0       0        0            0         0
 & Director

David        1999   0      0     0       0        0            0         0
Rambaran     1998   0      0     0       0        0            0         0
 Secretary   1997   0      0     0       0        0            0         0
 & Director

     The Company anticipates paying no salaries to its officers in 2000.

Option/SAR Grants.

     Information concerning individual grants of stock options, whether or not in tandem with stock appreciation rights ("SARs"), and freestanding SARs made during fiscal 1998 and options granted to date in fiscal 1999 to each of the Named Executive Officers is reflected in the table below.

Option/SAR Grants in Fiscal 1998 and to date in Fiscal 1999.

                                                        Potential
                                                        Realizable Value
                                                        at Assumed Annual
                                                        Rates of Stock
                                                        Price Appreciation
                            Individual Grants           for Option Term
-------------------------------------------------------------------------------
                                          Percent of
                           Number of      Total
                           Securities     Options/SARs
                           Underlying     Granted to     Exercise
                           Options/SARs   Employees      or Base   Expiration
Name                       Granted (#)    in Fiscal Yr   Price     Date


Michael A. Cox             0              0%             $0.00     0

David Rambaran             0              0%             $0.00     0


Long-Term Incentive Plan Awards.

     The Company does not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors.

     The members of the Board of Directors are not compensated by the Company for acting as such.


ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     On December 31, 1998, the Company issued 500,000 shares of common stock to Michael A. Cox, the Company's President in consideration of $50.00. The foregoing shares were issued pursuant to Section 4(2) of the Securities Act of 1933 (the "Act").

     On December 31, 1998, the Company issued 2,500,000 shares of common stock to David Rambaran, the Company's President in consideration of $250.00. The foregoing shares were issued pursuant to
Section 4(2) of the Act.

     On October 28, 1999, the Company issued 1,000,000 shares of common stock to Clariden Bank, in consideration of $100,000. The foregoing shares were issued pursuant to Reg. 504 of the Act.

     In December 1999, the Company loaned JCC International Investment Ltd $5,000 which is evidenced by a promissory note accruing interest at the rate of 2% above the prime rate. JCC International Investments Ltd. is owned and controlled by David Rambaran, the Company's Secretary

     The Company purchases its inventory of jewelry and gems from Queensland Opal NA a corporation owned and controlled by Michael A. Cox, the Company's President.


ITEM 8.   LEGAL PROCEEDINGS.

     The Company is not a party to any pending or threatened litigation and to its knowledge, no action, suit or proceedings has been threatened against its officers and its directors.


ITEM 9.   MARKET PRICE FOR COMMON EQUITY AND OTHER SHAREHOLDER MATTERS.

     No market exists for the Company's securities and there is no assurance that a regular trading market will develop, or if developed, that it will be sustained. A shareholder in all likelihood, therefore, will be unable to resell the securities referred to herein should he or she desire to do so. Furthermore, it is unlikely that a lending institution will accept the Company's securities as pledged collateral for loans unless a regular trading market develops.

     There are no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of the Company's securities. The Company plans to file or have filed the required forms with the National Association of Securities Dealers, Inc. (the "NASD") requesting that the Company's common stock be listed on the Bulletin Board operated by the NASD when this registration statement is declared effective by the Securities and Exchange Commission (the "Commission") and the Company has satisfied all comments made by the Commission.

     There are no outstanding options or warrants, or other securities convertible into, common equity of the Company. Of the 4,190,000 shares of common stock outstanding as of May 15, 2000, 4,100,000 shares were issued to the Company's officers, directors, and beneficial owners, of more than 10% of the Company's shares, and may only be resold in compliance with Rule 144 of the Securities Act of 1933.

     There are no shares of common stock currently being proposed to be publicly offered (pursuant to an employee benefit plan or dividend reinvestment plan) the offering of which could have a material adverse effect upon the market price of the Company's common stock.

     As of May 15, 2000, the Company has 35 holders of record of its common stock.

     The Company has not paid any dividends since it is inception and does not anticipate paying any dividends on its Common Stock in the foreseeable future.

SEC Rule 15g

     The Company's shares are covered by Section 15g of the Securities Act of 1933, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell the Company's securities and also may affect the ability of purchasers to sell their shares in the secondary market.

     Section 15g also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as "bid" and "offer" quotes, a dealers "spread" and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.


ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

      The Company has 4,190,000 shares of Common Stock issued and outstanding as of May 15, 2000. Of the 4,190,000 shares of the Company's Common Stock outstanding, 90,000 shares are freely tradeable and 4,100,000 shares can only be resold in compliance with Reg. 144 adopted under the Securities Act of 1933 (the "Act").

     In general, under Rule 144 as currently in effect, a person (or persons whose Shares are aggregated) who has beneficially owned Shares privately acquired directly or indirectly from the Company or from an affiliate, for at least one year, or who is an affiliate, is entitled to sell within any three month period a number of such Shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock or the average weekly trading volume in the

Company's Common Stock during the four calendar weeks, immediately preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose Shares are aggregated) who is not deemed to have been an affiliate at any time during the 90 day preceding a sale, and who has beneficially owned Restricted Shares for at least two years, is entitled to sell all such Shares under Rule 144 without regard to the volume limitations, current public information requirements, manner of sale provisions or notice requirements.

      The following sets forth in chronological order the sale of unregistered securities:

     On December 31, 1998,the Company issued 500,000 shares of common stock to Michael A. Cox, the Company's President in consideration of $50.00. The foregoing shares were issued pursuant to Section 4(2) of the Securities Act of 1933 (the "Act").

     On December 31,1998,the Company issued 2,500,000 shares of common stock to David Rambaran, the Company's President in consideration of $250.00. The foregoing shares were issued pursuant to Section 4(2) of the Act.

     On December 31,1998, the Company issued 100,000 shares of common stock to Michael D. Cohen in consideration of $10.00. The foregoing shares were issued pursuant to Section 4(2) of the Act.

     In April 6, 1998, the Company issued 90,000 shares of common stock to thirty-one persons in consideration of $9,000. The foregoing shares were issued pursuant to Reg. 504 of the Act.

     On October 28, 1998,the Company issued 1,000,000 shares of common stock to Clariden Bank, in consideration of $100,000. The foregoing shares were issued pursuant to Reg. 504 of the Act.


ITEM 11.  DESCRIPTION OF SECURITIES.

Common Stock

     The authorized Common Stock of the Company consists of 200,000,000 shares, $0.001 par value per share. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the Common Stock could, if they choose to do so, elect all of the directors of the Company.

     Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment of liabilities, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The shares of Common Stock presently outstanding are fully paid and non-assessable.

Dividends

     Holders of the Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefore. No dividend has been paid on the Common Stock since inception, and none is contemplated in the foreseeable future.

Transfer Agent

     The Company's transfer agent is Madison Stock Transfer, PO Box 0145, Brooklyn, NY 11229-0145 and its telephone number is (718) 627-4453.


ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The laws of the state of Nevada under certain circumstances provide for indemnification of the Company's Officers, Directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to the Company's Articles of Incorporation and to the statutory provisions.

     In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

     The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company's best interest, and have not been adjudged liable for negligence or misconduct.

     The Company's Articles of Incorporation and Bylaws contain provisions which provide for indemnification to the fullest extent provided by Nevada law.

ITEM 13.  FINANCIAL STATEMENTS.

     Financial Statements begin on following page.

Board of Directors
Gem International (USA), Inc.
Coquitlam, BC
Canada

                    INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying balance sheets of Gem International
(USA), Inc. (a development stage company) as of December 31, 1999 and 1998 and the related statements of operations, stockholders' equity and cash flows for the years then ended and from inception (December 21, 1998) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gem
International (USA), Inc. (a Development Stage Company) as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 2, the Company has been in the development stage since its inception on December 21, 1998. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding the resolution of this issue are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
April 26, 2000

                   GEM INTERNATIONAL (USA), INC.
                   (A Development Stage Company)
                           BALANCE SHEETS

                                   December 31,    December 31,
                                       1999            1998
ASSETS
 CURRENT ASSETS
  Cash and cash equivalents        $        841   $        -
  Note receivable                         5,128            -
                                   ------------   ------------
   Total Current Assets                   5,969            -
                                   ------------   ------------
PROPERTY, PLANT AND EQUIPMENT
  Computer equipment                      7,000            -
  Office equipment                        5,861            -
  Accumulated depreciation               (1,636)           -
                                   ------------   ------------
   Total Property Plant and Equipment    11,225            -

OTHER ASSETS
  Organization costs                        -              213
  Rent deposit                              300            -
                                   ------------   ------------
  Total Other Assets                        300            213
                                   ------------   ------------
  TOTAL ASSETS                     $     17,494   $        213
                                   ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
 CURRENT LIABILITIES
  Accounts payable                 $     16,979   $        -
  Note payable to related party          39,329            213
                                   ------------   ------------
   Total Current Liabilities             56,307            213
                                   ------------   ------------
 COMMITMENTS AND CONTINGENCIES              -              -
                                   ------------   ------------
 STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock, $0.0001 par value;
   5,000,000 shares authorized,3,190,000
   shares issued and outstanding            319            -
 Additional paid-in capital               9,955            -
 Deficit accumulated during
  development stage                     (49,087)           -
                                   ------------   ------------
 Total Stockholders' Equity (Deficit)   (38,813)           -
                                   ------------   ------------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY (DEFICIT)                  $     17,494   $        213


   The accompanying notes are an integral part of these financial statements.

                   GEM INTERNATIONAL (USA), INC.
                    (A Development Stage Company)
                      STATEMENTS OF OPERATIONS
                                                      Inception
                                 12-31-99   12-31-98  (12-21-98)
                                                       12-31-99

REVENUES                       $        -   $    -   $       -
                               ------------ -------- -----------
GENERAL AND ADMINISTRATIVE
EXPENSES
 Advertising                         22,806      -        22,806
 Depreciation                         1,636      -         1,636
 Bank charges                            69      -            69
 Excise and duty charges              5,778      -         5,778
 Freight                                771      -           771
 Management fees                      6,000      -         6,000
 Office expense                       1,157      -         1,157
 Professional expense                 6,274      -         6,274
 Rent and storage                       800      -           800
 Telephone and utilities              2,089      -         2,089
 Travel                               1,086      -         1,086
                               ------------ -------- -----------
   Total Expenses                    48,466      -        48,466
                               ------------ -------- -----------
LOSS FROM OPERATIONS                (48,466)     -       (48,466)
                               ------------ -------- -----------
OTHER INCOME (EXPENSES)
 Interest income                        130      -           130
 Interest expense                      (751)     -          (751)
                               ------------ -------- -----------
  Total Other Income (Expenses)        (621)     -          (621)
                               ------------ -------- -----------
LOSS BEFORE INCOME TAXES            (49,087)     -       (49,087)
INCOME TAXES                            -        -           -
                               ------------ -------- -----------
NET LOSS                       $    (49,087)     -   $   (49,087)
                               ============ ======== ===========
BASIC AND DILUTED NET LOSS PER
 COMMON SHARE                  $        nil $    nil $       nil
                               ============ ======== ===========
WEIGHTED AVERAGE NUMBER OF
 BASIC AND DILUTED COMMON
 SHARES OUTSTANDING               1,866,877      -     1,817,093
                               ============ ======== ===========



   The accompanying notes are an integral part of these financial statements.

                   GEM INTERNATIONAL (USA), INC.
                    (A Development Stage Company)
                  STATEMENT OF STOCKHOLDERS' EQUITY

                                                  Accumulated
                        Common Stock   Additional Deficit During
                     Number             Paid-in   Development
                     of Shares  Amount  Capital   Stage       Total
Stock issued in April
 1999 for an average
 price of $0.003 per
 share 3,190,000     3,190,000  $ 319  $ 8,991  $     -   $    9,310
Cash contributed for
 start up costs            -      -        213        -          213
Imputed interest on
 loan from shareholder     -      -        751        -          751
Net loss for the year
ending December 31, 1999   -      -        -      (49,087)   (49,087)
                     ---------  -----  -------  --------- ----------
Balances at 12-31-99 3,190,000  $ 319  $ 9,955  $ (49,087)$  (38,813)






























   The accompanying notes are an integral part of these financial statements.

                   GEM INTERNATIONAL (USA), INC.
                    (A Development Stage Company)
                      STATEMENTS OF CASH FLOWS
                                                           Inception
                                                           (12-31-98)
                             Year ending   Period ending       to
                              12-31-99       12-31-98       12-31-99
Cash flows from operating
  activities:
 Net loss                      $ (49,087)  $       -     $  (49,087)
Adjustments to reconcile net
  loss to net cash used by
  operating activities:
 Depreciation expense              1,636           -          1,636
 Imputed interest                    751           -            751
 Accrued interest income            (128)          -           (128)
Change in assets and liabilities:
 Organization costs                  213          (213)         -
 Accounts payable                 16,978           -         16,978
                               ---------   -----------   ----------
 Net cash used by operating
  activities                     (29,637)         (213)     (29,850)
                               ---------   -----------   ----------
Cash flows from investing
  activities:
 Deposit paid                       (300)          -           (300)
 Purchase computer equipment      (7,000)          -         (7,000)
 Purchase office equipment        (5,861)          -         (5,861)
 Short term note receivable       (5,000)          -         (5,000)
                               ---------   -----------   ----------
 Net cash used by investing
  activities                     (18,161)          -        (18,161)
                               ---------   -----------   ----------
Cash flows from financing
  activities:
 Proceeds from sales of
  common stock                     9,310           -          9,310
 Proceeds from related party loan 39,329           213       39,542
                               ---------   -----------    ---------
 Net cash provided by
  financing activities            48,639           213       48,852
                               ---------   -----------    ---------
 Net increase (decrease) in cash
  and cash equivalents               841           -            841
 Cash and cash equivalents
  beginning of period                -             -            -
                               ---------    ----------    ---------
 Cash and cash equivalents
  at end of period             $     841    $      -      $     841
                               =========    ==========    =========

The accompanying are an integral part of these financial statements.

                   GEM INTERNATIONAL (USA), INC.
                    (A Development Stage Company)
                  STATEMENTS OF CASH FLOWS (cont.)
                                                           Inception
                                                           (12-31-98)
                             Year ending   Period ending       to
                              12-31-99       12-31-98       12-31-99

Supplemental cash flow disclosures:
 Income taxes paid             $     -      $      -      $     -
 Interest paid                 $     -      $      -      $     -
Non-cash financing items:
 Imputed interest on note
  payable                      $     751    $      -      $     751
 Accrued interest on note
  receivable                   $     128    $      -      $     128


































   The accompanying notes are an integral part of these financial statements.

                   GEM INTERNATIONAL (USA), INC.
                   (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS
                         December 31, 1999

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Gem International (USA), Inc. (hereinafter "the Company") was incorporated on December 21, 1998 under the laws of the State of Nevada for the purpose of wholesale distribution of jewelry and gemstones. The Company maintains offices in Blaine, Washington. The Company's fiscal year-end is December 31.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Gem International
(USA), Inc. is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Development Stage Activities

The Company has been in the development stage since its formation in December 1998 and has not yet realized any revenues from its planned operations. It is primarily engaged in wholesale distribution of jewelry and gemstones.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company incurred a net loss of $49,087 for the year ended December 31, 1999 and had no sales. The future of the Company is dependent upon its ability to obtain financing and upon future successful operations. Management has plans to seek additional capital through a public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Accounting Method

The Company's financial statements are prepared using the accrual method of accounting.

                   GEM INTERNATIONAL (USA), INC.
                   (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS
                         December 31, 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

For purposes of its statement of cash flows, the Company considers money market accounts and all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Loss Per Share

Basic and diluted loss per common share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Diluted loss per share is the same as basic loss per share, as there were no common stock equivalents outstanding.

Inventories

The company has no inventory as of December 31, 1999, however the Company holds approximately $152,000 worth of inventory, valued at cost, on consignment from Queensland Opal N.L. (an Australian Corporation). This inventory remains the property of Queensland Opal N.L, which is responsible for maintaining insurance on the inventory, until it is sold to a third party.

Depreciation

The Company has capitalized computer and office equipment at cost and has elected to depreciate the computer equipment over three years and the office equipment over five years using the declining balance method.

Provision for Taxes

At December 31, 1999, the Company had net operating loss of approximately $49,000. No provision for taxes or tax benefit has been reported in the financial statements, as there is not a measurable means of assessing future profits or losses.

                   GEM INTERNATIONAL (USA), INC.
                   (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS
                         December 31, 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Derivative Instruments

In June 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

At December 31, 1999, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Revenues

As noted in its statement of operations, Gem International (USA), Inc. has not produced any revenue in the period ended December 31, 1999. When the Company does generate revenue, sales will be recognized at the point title transfers.

Use of Estimates

The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Impaired Asset Policy

In March 1995, the Financial Accounting Standards Board issued a statement titled "Accounting for Impairment of Long-lived Assets." In complying with this standard, the Company will review its long-lived assets quarterly to determine if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable. Asset values will be adjusted using the undiscounted future cash flows expected to be received for the assets.

                   GEM INTERNATIONAL (USA), INC.
                   (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS
                         December 31, 1999

NOTE 3 - COMMON STOCK

In April 1999, 3,190,000 shares of common stock were issued for cash at an average value of $0.003 per share.

NOTE 4 - ADDITIONAL PAID IN CAPITAL

During the year ended December 31, 1998, shareholders contributed $213 for start up costs. At December 31, 1999, the Company owed $39,329 to a shareholder in the form of a note, which had no stated interest rate. Interest was imputed using the applicable federal rate which was 5.59% at the date the note was initiated (October 1, 1999). This transaction resulted in an additional paid-in capital transaction of $751.

NOTE 5 - RELATED PARTIES

At December 31, 1999, the Company had a note receivable from JCC
International Investments, Ltd., which is controlled by the Company's main shareholder. Interest is being charged at prime plus 2% on this uncollateralized obligation. For additional related party transactions see Note 4.

NOTE 6 - YEAR 2000 ISSUES

Like other companies, Gem International (USA), Inc. could be adversely affected if the computer systems the Company, its suppliers or customers use do not properly process and calculate date-related information and data from the period surrounding and including January 1, 2000. This is commonly known as the "Year 2000" issue. Additionally, this issue could impact non-computer systems and devices such as production equipment and elevators, etc. Any costs associated with Year 2000 compliance are expensed when incurred. At this time, there have been no adverse affects relating to the Year 2000 issue.

NOTE 7 - INTANGIBLE ASSETS

During 1998, Gem International (USA), Inc. incurred organization costs of $213. These organization costs were being amortized over the useful life of sixty months beginning December 21, 1998. In accordance with SOP 98-5 (effective for fiscal years beginning after December 15, 1998), the Company has written off its all organization costs in the year ending December 31, 1999.

Board of Directors
Gem International (USA), Inc.
Coquitlam, BC
Canada
                     Accountant's Review Report

We have reviewed the accompanying balance sheet of Gem International
(USA), Inc. (a development stage company) as of March 31, 2000 and the related statements of operations, stockholders' equity and cash flows for the three months then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures applied to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

The financial statements for the period ended December 31, 1999 were audited by us and we expressed an unqualified opinion on them in our report dated April 26, 2000, but we have not performed any auditing procedures since that date.

As discussed in Note 2, the Company has been in the development stage since its inception on December 21, 1998. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding the resolution of this issue are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Williams & Webster, P.S.
Certified Public Accountants
Spokane, WA
May 15, 2000

                   GEM INTERNATIONAL (USA), INC.
                   (A Development Stage Company)
                           BALANCE SHEETS

                                          March 31,    December 31,
                                            2000          1999
                                                       (Unaudited)
ASSETS
 CURRENT ASSETS
  Cash and cash equivalents              $    59,213    $        841
  Accounts receivable                         15,660             -
  Inventory                                    6,677             -
  Note receivable                              5,266           5,128
                                         -----------    ------------
    Total Current Assets                      86,816           5,969
                                         -----------    ------------
 PROPERTY, PLANT AND EQUIPMENT
  Office equipment                            17,954          12,861
  Accumulated depreciation                    (2,473)         (1,636)
                                         -----------    ------------
    Total Property, Plant and Equipment       15,481          11,225
                                         -----------    ------------
 OTHER ASSETS
  Deposits                                       300             300
                                         -----------    ------------
    Total Other Assets                           300             300
                                         -----------    ------------
 TOTAL ASSETS                            $   102,597    $     17,494
                                         ===========    ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
 CURRENT LIABILITIES
  Accounts payable                       $    21,346    $     16,978
  Note payable to related party               39,329          39,329
                                         -----------    ------------
   Total Current Liabilities                  60,675          56,307
                                         -----------    ------------
COMMITMENTS AND CONTINGENCIES                    -               -
                                         -----------    ------------
 STOCKHOLDERS' EQUITY (DEFICIT)
 Common stock, $0.0001 par value;
  5,000,000 shares authorized,
  4,190,000 and 3,190,000 shares issued
  and outstanding, respectively                  419             319
 Additional paid-in capital                  110,405           9,955
 Deficit accumulated during development
  stage                                      (68,902)        (49,087)
                                         -----------    ------------
 Total Stockholders' Equity (Deficit)         41,922         (38,813)
                                         -----------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY (DEFICIT)                        $   102,597    $     17,494
                                         ===========    ============

      See accompanying notes and accountant's review report.
                                F-2

                   GEM INTERNATIONAL (USA), INC.
                    (A Development Stage Company)
                      STATEMENTS OF OPERATIONS
                                                          Inception
                                      March 31,   (December 21, 1998)
                                       2000        to March 31, 2000
                                     (Unaudited)       (Unaudited)

REVENUES                            $     16,882      $     16,882
COST OF REVENUES                          13,092            13,092
                                    ------------      ------------
GROSS PROFIT                               3,790             3,790
                                    ------------      ------------
GENERAL AND ADMINISTRATIVE EXPENSES
 Advertising                               6,063            28,869
 Depreciation                                837             2,473
 Bank charges                                 53               122
 Excise and duty charges                     -               5,778
 Freight                                     289             1,060
 Management fees                          12,000            18,000
 Office expense                            3,736             4,893
 Professional expense                         15             6,289
 Rent and storage                            200             1,000
 Telephone and utilities                     -               2,089
 Travel                                      -               1,086
                                    ------------      ------------
   Total Expenses                         23,193            71,659
                                    ------------      ------------
LOSS FROM OPERATIONS                     (19,403)          (67,869)
                                    ------------      ------------
OTHER INCOME (EXPENSES)
 Interest income                             138               268
 Interest expense                           (550)           (1,301)
                                    ------------      ------------
   Total Other Income (Expenses)            (412)           (1,033)
                                    ------------      ------------
LOSS BEFORE INCOME TAXES                 (19,815)          (68,902)

INCOME TAXES                                 -                 -
                                    ------------      ------------
NET LOSS                            $    (19,815)     $    (68,902)
                                    ============      ============
BASIC AND DILUTED NET LOSS PER
 COMMON SHARE                       $      (0.01)     $      (0.03)
                                    ============      ============
WEIGHTED AVERAGE NUMBER OF BASIC AND
 DILUTED COMMON SHARES OUTSTANDING     3,211,978         2,089,485
                                    ============      ============


      See accompanying notes and accountant's review report.

                   GEM INTERNATIONAL (USA), INC.
                    (A Development Stage Company)
                  STATEMENT OF STOCKHOLDERS' EQUITY

                                                     Accumulated
                           Common Stock   Additional Deficit During
                        Number            Paid-in  Development
                        of Shares  Amount Capital  Stage      Total
Stock issued in April
 1999 for              3,190,000  $ 319   $ 8,991 $     -   $  9,310
 an average price of
 $0.003 per share
Cash contributed for
 start up costs              -      -         213       -        213
Imputed interest on
 loan from shareholder       -      -         751       -        751
Net loss for the year
 ending December 31, 1999    -      -         -     (49,087) (49,087)
                       ---------  ----- --------- --------- --------

Balances at 12-31-99   3,190,000    319     9,955   (49,087) (38,813)

Stock issued for $0.10
 per share             1,000,000    100    99,900       -    100,000
Imputed interest on
 loan from shareholder       -      -         550       -        550
Net loss for the three-months
 ended March 31, 2000        -      -         -     (19,815) (19,815)
                       ---------  ----- --------- --------- --------
Balance at 3-31-2000
 (Unaudited)           4,190,000  $ 419 $ 110,405 $ (68,902)$ 41,922
                       =========  ===== ========= ========= ========


















      See accompanying notes and accountant's review report.

                   GEM INTERNATIONAL (USA), INC.
                    (A Development Stage Company)
                      STATEMENTS OF CASH FLOWS
                                                       Inception
                                    Three-months  (December 21, 1998)
                                        Ended             to
                                    March 31, 2000   March 31, 2000
                                      (Unaudited)      (Unaudited)

Cash flows from operating
 activities:
  Net loss                             $     (19,815)  $    (68,902)
  Adjustments to reconcile net loss
   to net cash used by operating activities:
  Depreciation expense                           837          2,473
  Imputed interest                               550          1,301
  Accrued interest income                       (138)          (266)
 Change in assets and liabilities:
  Accounts receivable                        (15,660)       (15,660)
  Organization costs                             -              213
  Accounts payable                             4,368         21,346
  Inventory                                   (6,677)        (6,677)
  Deposits                                       -             (300)
                                       -------------   ------------
 Net cash used by operating activities       (36,535)       (66,472)
                                       -------------   ------------
Cash flows from investing activities:
  Purchase computer and office equipment      (5,093)       (17,954)
  Short term note receivable                     -           (5,000)
                                       -------------   ------------
  Net cash used by investing activities       (5,093)       (22,954)
                                       -------------   ------------
Cash flows from financing activities:
  Proceeds from sales of common stock        100,000        109,310
  Proceeds from related party loan               -           39,329
                                       -------------   ------------
  Net cash provided by financing
   activities                                100,000        148,639
                                       -------------   ------------
  Net increase in cash and cash equivalents   58,372         59,213
  Cash and cash equivalents beginning
   of period                                     841            -
                                       -------------   ------------
  Cash and cash equivalents at end of
   period                              $      59,213   $        -
                                       =============   ============
  Supplemental cash flow disclosures:
  Income taxes paid                    $         -     $        -
  Interest paid                        $         -     $        -
  Non-cash items
  Capital contribution for imputed
   interest                            $         550   $      1,301
  Accrued interest income              $         138   $        266
      See accompanying notes and accountant's review report.
                                F-5

                   GEM INTERNATIONAL (USA), INC.
                   (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS
                           March 31, 2000

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Gem International (USA), Inc. (hereinafter "the Company") was incorporated on December 21, 1998 under the laws of the State of Nevada for the purpose of wholesale distribution of jewelry and gemstones. The Company commenced activity in April 1999. The Company maintains offices in Coquitlam, British Columbia, Canada and Blaine, Washington. The Company's fiscal year-end is December 31.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Gem International
(USA), Inc. is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Development Stage Activities

The Company has been in the development stage since its formation in December 1998 and has not yet realized any significant revenues from its planned operations. It is primarily engaged in wholesale distribution of jewelry and gemstones.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company incurred a net loss of $19,815 for the three-month period ended March 31, 2000, has an accumulated deficit of $68,902, and had minimal sales. The future of the Company is dependent upon its ability to obtain financing and upon future successful and profitable operations. Management has plans to seek additional capital through a public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

                   GEM INTERNATIONAL (USA), INC.
                   (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS
                           March 31, 2000

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounting Method

The Company's financial statements are prepared using the accrual method of accounting.

Loss Per Share

Basic and diluted net loss per common share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Diluted loss per share is the same as basic loss per share, as there were no common stock equivalents outstanding.

Inventories

The Company had $6,677 in inventory as of March 31, 2000. Inventory is purchased periodically for special orders only and is stated at the lower of cost (using specific identification) or market.

The Company holds approximately $140,000 worth of inventory, valued at cost, which is on consignment from Queensland Opal N.L. (an Australian Corporation). This inventory remains the property of Queensland Opal N.L., which is responsible for maintaining insurance on the inventory, until it is sold to a third party.

Revenue Recognition

Revenues are recognized when title transfers.

Cash and Cash Equivalents

For purposes of its statement of cash flows, the Company considers money market accounts and all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Depreciation

The cost of property, plant, and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed using the declining balance method and amounted to $837 for the three-month period ended March 31, 2000.

                   GEM INTERNATIONAL (USA), INC.
                   (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS
                           March 31, 2000

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Advertising Costs

Advertising costs are charged to operations when incurred.
Advertising expenses for the three-month period ended March 31, 2000 amounted to $6,063.

Provision for Taxes

At March 31, 2000, the Company had an accumulated net operating loss of approximately $68,000. No provision for taxes or tax benefit has been reported in the financial statements, as there is not a measurable means of assessing future profits or losses.

Use of Estimates

The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Impaired Asset Policy

In March 1995, the Financial Accounting Standards Board issued a statement titled "Accounting for Impairment of Long-lived Assets." In complying with this standard, the Company reviews its long-lived assets quarterly to determine if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by its assets to their respective carrying amounts. The Company does not believe any adjustments are needed to the carrying value of its assets at March 31, 2000.

Interim Financial Statements

The interim financial statements as of and for the three-months ended March 31, 2000 included herein have been prepared for the Company without audit. They reflect all adjustments, which are, in the opinion of management, necessary to present fairly the results of operations for these periods. All such adjustments are normal recurring adjustments. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full fiscal year.

                   GEM INTERNATIONAL (USA), INC.
                   (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS
                           March 31, 2000

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Derivative Instruments

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

At March 31, 2000, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Reclassifications

Certain amounts from prior periods have been reclassified to conform with the current period presentation. This reclassification has resulted in no changes to the Company's accumulated deficit or net losses presented.

NOTE 3 - CONCENTRATION OF CREDIT RISK FOR CASH HELD AT BANKS

The Company maintains cash balances at a bank in British Columbia, Canada. The Canadian dollar account is insured up to a maximum of $60,000 per account. However, the United States dollar account is not insured.

NOTE 4 - COMMON STOCK

In April 1999, 3,190,000 shares of common stock were issued for cash at an average value of $0.003 per share.

During the three-month period ending March 31, 2000, 1,000,000 shares of common stock were issued for $.10 per share.

                   GEM INTERNATIONAL (USA), INC.
                    (A DEVELOPMENT STAGE COMPANY
                 NOTES TO THE FINANCIAL STATEMENTS


NOTE 5 - ADDITIONAL PAID IN CAPITAL

During the year ended December 31, 1998, shareholders contributed $213 for start up costs. At March 31, 2000, the Company owed $39,329 to a shareholder in the form of an uncollateralized note, which had no stated interest rate. However, interest is imputed using the applicable federal rate, which was 5.59% at the date the note was initiated (October 1, 1999). This transaction resulted in additional paid-in capital of $550 for the three-month period ended March 31, 2000.

NOTE 6 - RELATED PARTIES

At March 31, 2000, the Company had an amount receivable from JCC
International Investments, Ltd., which is controlled by the Company's main shareholder. Interest is being charged at prime plus 2% on this uncollateralized obligation. For additional related party transactions see Note 5.

NOTE 7 - INTANGIBLE ASSETS

During 1998, Gem International (USA), Inc. incurred organization costs of $213. These organization costs were being amortized over sixty months beginning December 21, 1998. In accordance with SOP 98-5 (effective for fiscal years beginning after December 15, 1998), the Company has written off all its organization costs in the year ending December 31, 1999.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Foreign Operations

The accompanying balance sheet includes $102,597 relating to the Company's assets in Canada. Although this country is considered politically and economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company's operations.

NOTE 9 - YEAR 2000 ISSUES

Like other companies, Gem International (USA), Inc. could be adversely affected if the computer systems the Company, its suppliers or customers use do not properly process and calculate date-related information and data from the period surrounding and including January 1, 2000. This is commonly known as the "Year 2000" issue. Additionally, this issue could impact non-computer systems and devices such as production equipment and elevators, etc. Any costs associated with Year 2000 compliance are expensed when incurred. At this time, there have been no adverse affects relating to the Year 2000 issue.

ITEM 14. CHANGES IN AND DISAGREMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     There have been no disagreements on accounting and financial disclosures through the date of this Registration Statement.


ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

(1)  List of Financial Statements

Independent Auditors' Reports
Balance Sheet
Statement Income
Statement of Cash Flows
Statement of Shareholders' Equity
Notes to the Financial Statements

(2)  List of Exhibits.

Exhibit No.     Desciption

3.1             Articles of Incorporation

3.2             Bylaws

3.3             Amendment to the Articles of Incorporation

4.1             Specimen Stock Certificate

27.1            Financial Data Schedule

                            SIGNATURES

     In accordance with Section 12 of the Securities Ace of 1934, the registrant caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized:

                         GEM INTERNATIONAL (USA), INC.


                         BY: /s/ Michael A. Cox
                             Michael A. Cox,
                             President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Michael A. Cox, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intends and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Form 10SB Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures               Title                         Date


/s/ Michael A. Cox
Michael A. Cox           President, Chief Executive    06/20/2000
                         Officer and a member of the
                         Board of Directors

/s/ David Rambaran
David Rambaran           Secretary/Treasurer, Chief    06/20/2000
                         Financial Officer and a
                         member of the Board of
                         Directors